EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) under the Securities Act of 1933, of our report dated March 12, 2018, relating to the consolidated financial statements of ViewRay, Inc. and its subsidiary, appearing in the Annual Report on Form 10-K of ViewRay, Inc. for the year ended December 31, 2017, and incorporated by reference in the Prospectus included in Registration Statement No. 333-222264. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

San Francisco, CA
August 14, 2018